Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our report dated June 8, 2026 on the consolidated financial statements of Aeries Technology, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Aeries Technology, Inc. for the year ended March 31, 2026, and the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Manohar Chowdhry & Associates
Manohar Chowdhry & Associates
Chartered Accountants

Chennai, India
July 20, 2026